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                                                                 EXHIBIT 99.1

                                  PRESS RELEASE

For Immediate Release:

MIAMI - BASED POPEYES CHICKEN FRANCHISEE ANNOUNCES YEAR-END RESULTS


Miami, Fl, November 21, 2001 - For the Fiscal year ended September 30, 2001, Interfoods of America, Inc., (the "Company") had total revenues of $152,088,594 compared to total revenue of $77,589,129 for the Fiscal year ended September 30, 2000, an increase of 96 %. The increase in revenue was primarily attributable to the full year sales generated by the Company's acquisition of 71 restaurants in Central and Northern Florida, on September 14,2000, and 37 restaurants in Mississippi and Louisiana on January 11,2000. The remaining sales increase was due to an increase in comparable sales of 3.9% for the fiscal year for stores owned and operated at least one full year. EBITDA for the Company increased to $16,823,931 for the Fiscal 2001 as compared to $7,166,037 for Fiscal 2000.

General and administrative expenses for Fiscal 2001 were $12,419,692, or 8.2% of sales, compared to $7,192,666, or 9.3% for Fiscal 2000. The dollar increase is primarily attributable to the costs of additional personnel hired to support the Company's current growth. The decrease as a percentage of revenue was due to the efficiencies obtained through additional sales volume.

The Company reported net income of $1,001,545 or .20 per share for Fiscal 2001 as compared to $381,134 or .07 per share for Fiscal 2000

Interfoods of America, Inc., is the largest Popeyes Chicken & Biscuits franchise partner in the United States. Through the development of new restaurants and the acquisition of existing restaurants, Interfoods of America, Inc. has grown from 11 restaurants in the Miami area to 165 restaurants in seven states over the past five years.

Popeyes is a leader in the Cajun segment of the foodservice industry and is the world's second-largest quick-service chicken concept. Founded in 1972, Popeyes has over 1,500 locations in 41 states, the District of Columbia and 18 countries and achieved 2000 worldwide sales of approximately $ 1.2 billion. Popeyes is a division of AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of more than 3,600 restaurants, bakeries and cafes in the United States and 28 countries.
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